FORM N-8A

               SECURITIES AND EXCHANGE COMMISSION
                      Washington, DC 20549

                           FORM N-8A

                  NOTIFICATION OF REGISTRATION
             FILED PURSUANT TO SECTION 8(a) OF THE
                 INVESTMENT COMPANY ACT OF 1940


The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:                 PRASAD SERIES TRUST

Address of Principal Business Office (Number and Street, City, State, ZIP Code):

                        The Tower at Erieview, 36th Floor
                             1301 East Ninth Street
                              Cleveland, Ohio 44114

Telephone Number (including area code): (216) 687-1000

Name and address of agent for service of process:

                                 Rajendra Prasad
                               821 Hillside Drive
                              Long Beach, CA 90815

Check Appropriate Box:

Registrant  is filing a Registration Statement pursuant to Section 8(b)  of  the
Investment Company Act of 1940 concurrently with the filing of Form  N-8A:     X
Yes  _____ No
______________________________________________________________________________

                                   SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Long Beach and State of California on the 1st day of September, 1998.

                                   PRASAD SERIES

                                   By:   /s/ Rajendra Prasad
                                      _________________________________
                                        Rajendra Prasad, Trustee